                                                                      EXHIBIT 99


NEWS RELEASE                                                     [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACTS:
FEB. 1, 2001                                PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            DAVID FRAIL
                                            212-395-7726
                                            david.frail@verizon.com


                   VERIZON COMMUNICATIONS POSTS STRONG RESULTS
                           FOR FOURTH QUARTER AND 2000

                    HIGH-GROWTH SERVICES FUEL REVENUE GAINS;
                   COMPANY MEETS FINANCIAL GOALS AND DELIVERS
              ADJUSTED EPS OF 77 CENTS FOR QUARTER, $2.91 FOR YEAR

                               YEAR-END HIGHLIGHTS

          o 540,000 DSL (digital subscriber line) customers vs. 500,000 target

          o    1.4 million New York long-distance customers vs. 1 million target

          o 1.2 million net new U.S. wireless customers in quarter, 27.5 million total

          o    Data revenues grow 30 percent for the year

          o 108.8 million access line equivalents (ALEs), with data circuits as measured in ALEs growing 60 percent

          o    Telecom package sales increase 71 percent year-over-year

          o    Proportionate international wireless customers grow 47 percent to
               8.1 million

         NEW YORK - Verizon Communications Inc. (NYSE:VZ) announced today that fourth quarter 2000 reported earnings of 70 cents per diluted share, on net income of $1.9 billion, increased 11.1 percent from 63 cents, or $1.7 billion, in fourth quarter 1999. For 2000, reported


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
Verizon 4Q Earnings Release, p. 2


earnings per share (EPS) were $4.31, or $11.8 billion, a 45.1 percent increase from $2.97, or $8.3 billion, in 1999. Reported results for all periods incorporate the net after-tax effect of gains, charges and other adjustments described below.

         Adjusted EPS for fourth quarter 2000 of 77 cents, or $2.1 billion, increased 2.7 percent from 75 cents, or $2.1 billion, in fourth quarter 1999. For the year, adjusted EPS rose 2.5 percent to $2.91, or $8.0 billion, from $2.84, or $7.9 billion, in 1999, in line with the company's previously announced financial targets. Adjusted results for fourth quarter 1999 include results of the U.S. wireless properties of Vodafone Group Plc that became part of Verizon Wireless as of April 2000.

         Continuing strong demand for high-growth services such as wireless and data, and solid volumes for voice services, drove a 6.7 percent increase in adjusted consolidated revenues from current operations, to $16.9 billion, from $15.8 billion in fourth quarter 1999. Full-year adjusted consolidated revenues from current operations grew 7.2 percent, to $63.4 billion from $59.2 billion in 1999. Adjusted revenues in all periods exclude revenues from certain significant operations sold in 1999 and 2000.

         "Our solid operating performance in 2000 confirms both the validity of our business model and our ability to execute on it," said Verizon Chairman and Co-CEO Charles R. Lee.

         "Last year, we completed two major transactions that gave us the scale as well as the financial strength and flexibility to deliver sustained, profitable growth in competitive markets. We integrated organizations without missing a beat and made full use of our new capabilities. We started a long-distance operation in New York that established a new model for simplicity and value and won more than 20 percent of the consumer market; we worked through numerous industry-wide challenges to begin meeting the tremendous demand for broadband services; we formed Verizon Wireless and became the U.S. wireless industry leader; and we did all this while maintaining both service quality and the level of growth in our telecom business. In 2001, we will build on these successes and further expand into the high-growth markets of the future," Lee said.

         Verizon President and Co-CEO Ivan Seidenberg said, "As our results indicate, our investments in new services are starting to deliver significant revenue growth. We plan to further expand our market opportunities by working through the long-distance approval process this year in Massachusetts, Pennsylvania and New Jersey -- which together represent a $14


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
Verizon 4Q Earnings Release, p. 3


billion-a-year market in voice long-distance alone -- and we'll continue to make the investments that unlock the full potential of our networks to serve a data-centric world.

         "Verizon is distinguished from its peers by its experience and its success with competition. Verizon and its predecessor companies accelerated top-line growth every year for the past few years while operating in the most competitive wireline and wireless markets in the country. We're well positioned in 2001 to further transform our growth profile and move into our target ranges of 8-10 percent revenue growth and $3.13-$3.17 earnings per share," Seidenberg said.

         EDITOR'S NOTE: Verizon will provide details of its plans for 2001 in a meeting with the investment community on Wednesday, Feb. 7 from 8 a.m. to 12:30 p.m. The meeting will be available to all investors through a Webcast at www.verizon.com/investor. The company will also Webcast its 9 a.m. conference call this morning on fourth-quarter and 2000 results at the same Web address.

                            REVENUE, EXPENSE, CAPITAL

         Nearly 40 percent of Verizon's adjusted consolidated revenues for both the fourth quarter and the year were generated from high-growth data, wireless, long-distance, DSL and international services. In the fourth quarter, revenues from these services totaled approximately $6.6 billion, and for the year totaled more than $23.6 billion.

         Total adjusted U.S. Telecom revenues grew 3.3 percent for the quarter, to $10.9 billion, while Telecom provided competitors with nearly 3.5 million switched wholesale lines and 804,000 unbundled loops at the end of the year, double the number of lines and three times the number of loops in service at the end of 1999. For the year, Telecom revenues grew 3.9 percent to $43.3 billion. Regulatory rate reductions totaled $200 million in the fourth quarter and $850 million for the year (up sharply from $500 million in 1999).

         Verizon's consolidated adjusted expenses for the quarter and the year increased 8.4 percent over the respective prior-year periods, due primarily to investment in high-growth wireless, data and long-distance services.

         Adjusted fourth quarter expenses for U.S. Telecom rose 4.9 percent over fourth quarter 1999, with cash expenses up 3.6 percent. The company's largest business continued to exercise strong expense control: excluding costs associated with the DSL and long-distance businesses,


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
Verizon 4Q Earnings Release, p. 4


Telecom's quarterly expenses increased only 2.5 percent, with cash expenses growing less than 1 percent. For the year, adjusted Telecom expenses rose 4.4 percent, with cash expenses increasing 3.6 percent; excluding DSL and long-distance costs, full-year expenses grew only 2.5 percent, and cash expenses grew 1.4 percent.

         Verizon also achieved approximately $535 million in annual merger-related expense savings in 2000, making substantial progress toward its target of saving $2 billion a year in expenses by the end of 2003 through synergies resulting from the Bell Atlantic-GTE merger and the formation of Verizon Wireless. These savings were realized through various means, including the re-negotiation and termination of contracts, the integration of information systems, the integration of call centers and operator service centers, and the use of best practices to improve processes.

         The company's capital expenditures for the year were $17.6 billion, with almost 50 percent invested in data and wireless infrastructure.

                            HIGHLIGHTS OF OPERATIONS

DSL:

o Verizon added 190,000 DSL lines in the fourth quarter, 46 percent more than in the third quarter. The 540,000 lines in service at the end of the year represent an increase of more than 500 percent over the number in service at the end of 1999.

o Verizon Online, the company's Internet service provider, ended the year with approximately 847,000 subscribers, a 21 percent increase since the end of 1999.

o Verizon equipped approximately 500 central offices for DSL in 2000 and ended the year with approximately 1,850 equipped offices, 30 percent more than a year ago. An average of 60 percent of the access lines in those offices qualify for DSL, making the service available to 45 percent of Verizon's access lines and households, nearly 29 million and 14 million respectively.

o During the quarter, the company completed the acquisition of OnePoint Communications Corp. and launched Verizon Avenue, which provides bundled voice, data and video services to residents of multi-dwelling unit buildings in high-growth, densely populated urban and suburban markets around the country.

DATA:

o Verizon ended 2000 with data circuits in service equivalent to 45.9 million voice-grade lines, 60 percent more than at the end of 1999. Combined with
     62.9 million voice-grade lines,


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
Verizon 4Q Earnings Release, p. 5


     Verizon ended the year with 108.8 million total access line equivalents in service, 20 percent more than at the end of 1999 (comparisons adjusted for access line sales in 2000).

o Demand for digital high-capacity facilities and services remained strong through the fourth quarter. Verizon installed more than 2 million inter-office fiber links in 2000, ten times the number installed in 1999. The number of frame relay circuits, cell relay circuits and Primary Rate Interface ISDN (Integrated Services Digital Network) lines in service grew
     47.9 percent, 80.5 percent, and 35 percent respectively since the end of 1999.

o Fourth-quarter revenues for data services, including high-capacity, high-speed local transport services, continued their strong growth over prior periods, with full-year revenues growing 30 percent over 1999.

LONG DISTANCE:

o Verizon's long-distance unit continued its strong growth and ended the year with 4.9 million customers nationwide, 44 percent more than a year ago, making Verizon the nation's fourth-largest provider of long-distance services. During the quarter, Verizon signed up an additional 240,000 new subscribers in New York, and the company ended the year with approximately
     1.4 million New York subscribers, including some 78,000 businesses, that use Verizon Long Distance on 1.7 million lines. Verizon now serves more than 20 percent of New York's residence long-distance customers, with average revenue per consumer customer in line with industry averages, and more than 12 percent of the business market.

o Of the 240,000 customers added in the quarter, almost 95,000 came back to Verizon from other carriers for their intraLATA toll calling, increasing the total number of "win-back" customers to 326,800, almost 41 percent more than at the end of the third quarter. As of the end of the year, 97 percent of Verizon's New York long distance customers purchase local, intraLATA toll and long-distance usage from Verizon.

o In addition, the number of Verizon-wide customers purchasing vertical services such as Caller ID and Home Voice Mail in packages, often with basic service, grew 71 percent over fourth quarter 1999. Revenues from service packages totaled nearly $740 million for the year. On Jan. 8, 2001, Verizon introduced The Big Deal, a group of packages that in New York bundle long-distance service at 8 cents a minute with a variety of basic and value-added services.

o On Jan. 16, 2001,Verizon re-submitted its filing for federal approval to offer long-distance service in Massachusetts, where Verizon serves 4.7 million access lines and the long-distance market is a $2 billion-plus annual opportunity. The Federal Communications Commission's decision is due by mid-April. Verizon has also filed with the Pennsylvania Public Utility Commission to begin its 100-day review of the company's proposed long-distance application to the FCC. The PUC will use the 100-day period to review the evidence that Verizon has opened its network to competitors and determine whether to support the company's application to the FCC, which Verizon then plans to file.


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
Verizon 4Q Earnings Release, p. 6


VERIZON WIRELESS:

o Verizon Wireless added 1.2 million net new customers during the fourth quarter, 5.9 percent more net additions than in fourth quarter 1999, with the total number of customers growing 15.6 percent year-over-year to 27.5 million. Penetration of covered POPs increased to 13.5 percent from 11.7 percent a year ago. The penetration gain in 2000 of 1.8 percentage points represents an increase from the 1.6 point gain in 1999.

o More than 99 percent of fourth-quarter net customer additions were contract customers, up from 62 percent in fourth quarter 1999. Driving the strong growth in contract customers were the company's national and regional Single Rate calling plans. Also contributing to this increase was New Every Two, the industry's first handset upgrade plan, aimed at increasing loyalty and keeping customers current with the latest technology.

o More than half of Verizon Wireless customers now subscribe to CDMA (Code Division Multiple Access) digital services, and generate more than 80 percent of the company's busy-hour usage, compared to 65 percent at mid-year. More than 750,000 customers subscribe to the company's data services, including Mobile Web Internet access, up more than 50 percent from 500,000 at the end of the third quarter.

o Wireless revenues for the quarter grew to $4.1 billion, up 16.7 percent from fourth quarter 1999, with average monthly service revenue per subscriber increasing 3 percent. For the year, revenues grew 19.3 percent to $14.2 billion.

o Quarterly operating income rose 35 percent to $405 million, with operating cash flow increasing 13.3 percent to $1.2 billion. For the year, operating income rose 25.5 percent, to $1.8 billion, and operating cash flow grew
     14.9 percent to $4.7 billion. Operating cash flow margin was 32.4 percent for the quarter and 35.6 percent for the year.

o During the quarter, Verizon Wireless agreed to acquire Price Communications Wireless, a wholly owned subsidiary of Price Communications [NYSE: PR], for $1.5 billion in Verizon Wireless stock and $500 million in net debt. The transaction is conditioned upon completion of the Verizon Wireless initial public offering. The deal will significantly expand the company's footprint in the Southeastern U.S. and add some 500,000 customers.

o Verizon Wireless was the winning bidder for 113 licenses in the FCC's recently concluded auction of 1.9 GHz spectrum. The company added capacity for growth and advanced services in markets including New York, Boston, Los Angeles, Chicago, Philadelphia, Washington, D.C., Seattle and San Francisco, for a total price of approximately $8.8 billion. Verizon Wireless now has spectrum in all 50 of the top 50 Metropolitan Service Areas in the United States.

INFORMATION SERVICES:

o Operating income from Verizon's directory publishing and electronic commerce operations for the year rose 2 percent to $2 billion. Strong cost control and merger-related synergies


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
Verizon 4Q Earnings Release, p. 7


     limited expense increases to less than 1 percent over 1999. Revenues totaled $4.1 billion for the year, a 1.4 percent increase over 1999, with revenues from SuperPages.com, Verizon's Internet directory service, growing 75 percent.

INTERNATIONAL:

o Revenues from consolidated international operations grew 19.2 percent over fourth quarter 1999 to $540 million, with proportionate international revenues exceeding $1.5 billion. For the year, consolidated revenues of $2 billion grew 15.3 percent over 1999, with proportionate revenues reaching $6.1 billion.

o International revenue growth was driven primarily by continued worldwide demand for wireless services. The number of proportionate international wireless customers served by Verizon investments increased 2.6 million to more than 8.1 million, a 46.6 percent increase over fourth quarter 1999. A number of Verizon's wireless investments reached major customer milestones, as Taiwan Cellular exceeded 5 million subscribers and EuroTel Praha reached 2 million, and Omnitel Pronto Italia in Italy closed in on the 15-million mark.

                                REPORTED RESULTS

         Reported net income for fourth quarter 2000 of $1.9 billion, or 70 cents per share, reflects the net after-tax effect of charges which, after offsetting adjustments, totaled $198 million, or 7 cents per share. These include a net gain on the sale of wireless properties for regulatory reasons which partially offset charges for transition costs related to the Bell Atlantic-GTE merger and other special items, including Verizon's share of certain restructuring charges at two international equity investments, and the write-off of its investment in NorthPoint Communications Corp. as a result of the deterioration in NorthPoint's business, operations and financial condition.

         Reported fourth-quarter 1999 net income of $1.7 billion, or 63 cents per share, reflects net after-tax effects of charges which, after offsetting adjustments, totaled $342 million, or 12 cents per share. These include Bell Atlantic-NYNEX merger charges, net losses of Genuity (which was separated from Verizon in 2000 through an initial public offering), and a mark-to-market accounting adjustment related to notes issued by Bell Atlantic in 1999 that are exchangeable into shares of NTL Inc. and Cable & Wireless plc. This adjustment is a non-cash gain or loss, subject to limitations, depending on the share prices of NTL and Cable & Wireless. These charges were partially offset by gains including gains from asset sales.


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
Verizon 4Q Earnings Release, p. 8


         Reported net income for 2000 of $11.8 billion, or $4.31 per share, reflects the net after-tax effect of gains, charges and other adjustments totaling approximately $3.8 billion, or $1.40 per share. The gains, which total approximately $6.3 billion, or $2.32 per share, include net gains on wireline and wireless asset sales, mark-to-market accounting adjustments related to the exchangeable notes, non-cash gains resulting from the acquisition of the assets of Cable & Wireless Communications by NTL Inc. and Cable & Wireless plc; and conforming accounting adjustments. Offsetting charges, which total approximately $2.5 billion after taxes, or 92 cents per share, include charges for merger and transition costs related to the Bell Atlantic-NYNEX and Bell Atlantic-GTE mergers, Genuity net losses and other items.

         Reported net income for 1999 of $8.3 billion, or $2.97 per share, reflect the net after-tax effect of gains, charges and other adjustments totaling $365 million, or 13 cents per share, for special items including gains from asset sales, mark-to-market accounting adjustments, Genuity net losses, merger transition charges and other adjustments.

                                      * * *

         Verizon Communications (NYSE:VZ), formed by the merger of Bell Atlantic and GTE, is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with nearly 109 million access line equivalents and more than 27.5 million wireless customers, as well as the world's largest provider of print and online directory information. A Fortune 10 company with approximately 260,000 employees and more than $63 billion in annual revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and intraLATA toll service markets; the timing and profitability of our entry into the in-region long-distance market; our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings; the profitability of our entry into the nationwide broadband access market; the ability of


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
Verizon 4Q Earnings Release, p. 9


Verizon Wireless to combine operations and obtain revenue enhancements and cost savings; our ability to convert our ownership interest in Genuity Inc. into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; and changes in our accounting assumptions that may be required by regulatory agencies, including the SEC, or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
CONSOLIDATED STATEMENTS OF INCOME - REPORTED BASIS
--------------------------------------------------------------------------------

                                                                                 (Dollars in Millions, Except per Share Amounts)

                                                  3 Mos. Ended  3 Mos. Ended            12 Mos. Ended  12 Mos. Ended
Unaudited                                             12/31/00      12/31/99  % Change       12/31/00       12/31/99    % Change
---------                                         ------------  ------------  --------  -------------  -------------    --------

OPERATING REVENUES                                    $ 16,873     $ 15,265         10.5     $ 64,707     $ 58,194         11.2

Operations and support expense                          10,269        8,776         17.0       39,481       33,730         17.1
Depreciation and amortization expense                    3,239        2,607         24.2       12,261        9,890         24.0
Gains on sales of assets, net                              (13)        (112)       (88.4)      (3,793)      (1,379)       175.1
                                                      --------     --------                  --------     --------

OPERATING INCOME                                         3,378        3,994        (15.4)      16,758       15,953          5.0
Income from unconsolidated businesses                        9          115        (92.2)       3,792          511            *
Other income and (expense), net                             91           31        193.5          311          143        117.5
Interest expense                                          (885)        (704)        25.7       (3,490)      (2,616)        33.4
Minority interest                                          (39)          (8)           *         (216)        (159)        35.8
Mark-to-market adjustment for exchangeable notes            --         (664)      (100.0)         664         (664)      (200.0)
Provision for income taxes                                (852)      (1,026)       (17.0)      (7,009)      (4,872)        43.9
                                                      --------     --------                  --------     --------
INCOME FROM CONTINUING OPERATIONS                        1,702        1,738         (2.1)      10,810        8,296         30.3
Extraordinary items, net of tax                            210           --           --        1,027          (36)           *
Cumulative effect of accounting change                      --           --           --          (40)          --           --
                                                      --------     --------                  --------     --------
NET INCOME                                               1,912        1,738         10.0       11,797        8,260         42.8
    Redemption of subsidiary preferred stock                (2)          --           --          (10)          --           --
                                                      --------     --------                  --------     --------
NET INCOME AVAILABLE TO
    COMMON SHAREOWNERS                                $  1,910     $  1,738          9.9     $ 11,787     $  8,260         42.7
                                                      ========     ========                  ========     ========

DILUTED EARNINGS PER SHARE(1)                         $    .70     $    .63         11.1     $   4.31     $   2.97         45.1
Weighted average number of common
    shares-assuming dilution (in millions)               2,725        2,778                     2,737        2,777

FOOTNOTE:

(1) Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares.

*  Not meaningful

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
CONSOLIDATED STATEMENTS OF INCOME - ADJUSTED BASIS
--------------------------------------------------------------------------------

                                                                                 (Dollars in Millions, Except per Share Amounts)

                                                  3 Mos. Ended  3 Mos. Ended            12 Mos. Ended  12 Mos. Ended
Unaudited                                             12/31/00      12/31/99  % Change       12/31/00       12/31/99    % Change
---------                                         ------------  ------------  --------  -------------  -------------    --------

OPERATING REVENUES(1)
    Domestic Telecom                                  $ 10,935     $ 10,585          3.3     $ 43,343     $ 41,723          3.9
    Domestic Wireless                                    4,084        3,501         16.7       14,236       11,936         19.3
    International                                          540          453         19.2        1,976        1,714         15.3
    Information Services                                 1,339        1,359         (1.5)       4,144        4,086          1.4
    Other                                                  (48)        (104)       (53.8)        (276)        (278)        (0.7)
                                                      --------     --------                  --------     --------
TOTAL OPERATING REVENUES                                16,850       15,794          6.7       63,423       59,181          7.2
                                                      --------     --------                  --------     --------

OPERATING EXPENSES(1)
    Operations and support expense                       9,901        9,129          8.5       36,849       33,960          8.5
    Depreciation and amortization expense                3,239        2,995          8.1       12,127       11,224          8.0
                                                      --------     --------                  --------     --------
TOTAL OPERATING EXPENSES                                13,140       12,124          8.4       48,976       45,184          8.4
                                                      --------     --------                  --------     --------

OPERATING INCOME                                         3,710        3,670          1.1       14,447       13,997          3.2
Operating income impact of operations sold(1)               15          225        (93.3)         530          822        (35.5)
Income from unconsolidated businesses(1)                   214          140         52.9          909          615         47.8
Other income and (expense), net                             92           27            *          329          136        141.9
Interest expense                                          (885)        (728)        21.6       (3,455)      (2,714)        27.3
Minority interest                                          (87)         (89)        (2.2)        (420)        (538)       (21.9)
Provision for income taxes                                (951)      (1,165)       (18.4)      (4,378)      (4,423)        (1.0)
                                                      --------     --------                  --------     --------
ADJUSTED NET INCOME                                   $  2,108     $  2,080          1.3     $  7,962     $  7,895          0.8
                                                      ========     ========                  ========     ========

DILUTED ADJUSTED EARNINGS PER SHARE                   $    .77     $    .75          2.7     $   2.91     $   2.84          2.5
Weighted average number of common
    shares-assuming dilution (in millions)               2,725        2,778                     2,737        2,777

FOOTNOTE:

(1) Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable results excluding significant operations sold, primarily previously announced Domestic Telecom access lines, as follows:

                  Revenues                     $     23     $    377                  $    874     $  1,390
                  Expenses                     $      8     $    152                  $    344     $    568

    In addition, 1999 results have been adjusted to reflect the impact of newly effective accounting rules on revenue recognition.

*  Not meaningful

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VERIZON COMMUNICATIONS
EARNINGS RECONCILIATIONS
--------------------------------------------------------------------------------

                                                                (Dollars in Millions, Except per Share Amounts)

                                                             3 Mos. Ended 12/31/00     3 Mos. Ended 12/31/99
Unaudited                                                   Net Income  Diluted EPS   Net Income  Diluted EPS
---------                                                   ----------  -----------   ----------  -----------

ADJUSTED EARNINGS                                             $  2,108     $    .77     $  2,080     $    .75
Adjustments:
    Mark-to-market adjustment for CWC exchangeable notes            --           --         (432)        (.16)
    Gain on CWC stock                                               --           --           --           --
    Gains on sales of assets, net                                    1           --           66          .02
    Merger exit activities                                          --           --           --           --
    BEL / NYNEX merger-related costs                                --           --          (67)        (.02)
    BEL / GTE merger-related costs                                  --           --           --           --
    Transition costs                                              (204)        (.07)          --           --
    Settlements (conforming)                                        --           --          136          .05
    Impact of accounting change                                     --           --            4           --
    NorthPoint investment write-off                               (153)        (.06)          --           --
    International restructuring                                    (50)        (.02)          --           --
    Special items (redundant assets/other)                          --           --           40          .01
    Genuity loss                                                    --           --          (89)        (.03)
    Extraordinary items (primarily wireless overlap sales)         210          .08           --           --
    Redemption of subsidiary preferred stock                        (2)          --           --           --
                                                              --------     --------     --------     --------

REPORTED EARNINGS(1)                                          $  1,910     $    .70     $  1,738     $    .63
                                                              ========     ========     ========     ========

                                                            12 Mos. Ended 12/31/00    12 Mos. Ended 12/31/99
Unaudited                                                   Net Income  Diluted EPS   Net Income  Diluted EPS
---------                                                   ----------  -----------   ----------  -----------

ADJUSTED EARNINGS                                             $  7,962     $   2.91     $  7,895     $   2.84
Adjustments:
    Mark-to-market adjustment for CWC exchangeable notes           431          .16         (432)        (.16)
    Gain on CWC stock                                            1,941          .71           --           --
    Gains on sales of assets, net                                2,349          .86          819          .29
    Merger exit activities                                        (435)        (.16)          --           --
    BEL / NYNEX merger-related costs                                --           --         (126)        (.05)
    BEL / GTE merger-related costs                                (749)        (.27)          --           --
    Transition costs                                              (316)        (.12)          --           --
    Settlements (conforming)                                       564          .21          410          .15
    Impact of accounting change                                    (40)        (.01)           8           --
    NorthPoint investment write-off                               (153)        (.06)          --           --
    International restructuring                                    (50)        (.02)          --           --
    Special items (redundant assets/other)                        (453)        (.17)          47          .02
    Genuity loss                                                  (281)        (.10)        (325)        (.12)
    Extraordinary items (primarily wireless overlap sales)       1,027          .38          (36)        (.01)
    Redemption of subsidiary preferred stock                       (10)          --           --           --
                                                              --------     --------     --------     --------

REPORTED EARNINGS(1)                                          $ 11,787     $   4.31     $  8,260     $   2.97
                                                              ========     ========     ========     ========

FOOTNOTE:

(1) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
SELECTED FINANCIAL AND OPERATING STATISTICS
--------------------------------------------------------------------------------

                                                          (Dollars in Millions, Except per Share Amounts)

                                                3 Mos. Ended   3 Mos. Ended  12 Mos. Ended  12 Mos. Ended
Unaudited                                           12/31/00       12/31/99       12/31/00       12/31/99
---------                                       ------------   ------------  -------------  -------------

Debt ratio-end of period                                62.4%          64.3%          62.4%          64.3%

Book value per common share                         $  12.80       $   9.65       $  12.80       $   9.65

Cash dividends declared per common share(1)         $  0.385       $  0.385       $   1.54       $   1.54

Common shares outstanding (in millions)
    End of period                                      2,702          2,733          2,702          2,733

Capital expenditures
    Domestic Telecom                                $  3,539       $  2,885       $ 12,119       $ 10,087
    Domestic Wireless(2)                               1,944            501          4,322          1,497
    International                                        237            220            586            521
    Information Services                                  17             18             48             50
    Other(3)                                              16            269            558            858
                                                    --------       --------       --------       --------
    Total                                           $  5,753       $  3,893       $ 17,633       $ 13,013
                                                    --------       --------       --------       --------

Total employees(4)                                   263,552        253,139        263,552        253,139
                                                    ========       ========       ========       ========

FOOTNOTES:

(1)  Represents dividends declared by Bell Atlantic.

(2)  Bell Atlantic Mobile and GTE Wireless only prior to April 2000.

(3) Includes amounts from Genuity (formerly GTE Internetworking) prior to July 2000.

(4)  Prior period adjusted for sales of significant operations.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                                 (Dollars in Millions)

Unaudited                                                                12/31/00          12/31/99         $ Change
---------                                                              ------------      ------------     ------------

ASSETS
     Current assets
        Cash and cash equivalents                                      $        757      $      2,033     $     (1,276)
        Short-term investments                                                1,613             1,035              578
        Accounts receivable, net                                             14,010            11,998            2,012
        Inventories                                                           1,910             1,366              544
        Net assets held for sale                                                518             1,802           (1,284)
        Prepaid expenses and other                                            3,313             1,761            1,552
                                                                       ------------      ------------     ------------
     Total current assets                                                    22,121            19,995            2,126
                                                                       ------------      ------------     ------------
     Plant, property and equipment                                          158,957           142,989           15,968
        Less accumulated depreciation                                        89,453            80,816            8,637
                                                                       ------------      ------------     ------------
                                                                             69,504            62,173            7,331
                                                                       ------------      ------------     ------------
     Investments in unconsolidated businesses                                13,115            10,177            2,938
     Intangible assets                                                       41,990             8,645           33,345
     Other assets                                                            18,005            11,840            6,165
                                                                       ------------      ------------     ------------
TOTAL ASSETS                                                           $    164,735      $    112,830     $     51,905
                                                                       ============      ============     ============


LIABILITIES AND SHAREOWNERS' INVESTMENT
     Current liabilities
        Debt maturing within one year                                  $     14,838      $     15,063     $       (225)
        Accounts payable and accrued liabilities                             13,965            10,878            3,087
        Other                                                                 5,433             3,809            1,624
                                                                       ------------      ------------     ------------
     Total current liabilities                                               34,236            29,750            4,486
                                                                       ------------      ------------     ------------
     Long-term debt                                                          42,491            32,419           10,072
     Employee benefit obligations                                            12,543            13,744           (1,201)
     Deferred income taxes                                                   15,260             7,288            7,972
     Other liabilities                                                        3,797             1,353            2,444

     Minority interest, including a portion subject to
        redemption requirements                                              21,830             1,900           19,930

     Shareowners' investment
        Common stock                                                            275               276               (1)
        Contributed capital                                                  24,555            20,134            4,421
        Reinvested earnings                                                  14,667             7,428            7,239
        Accumulated other comprehensive income (loss)                        (2,176)               75           (2,251)
                                                                       ------------      ------------     ------------
                                                                             37,321            27,913            9,408

        Less common stock in treasury, at cost                                1,861               640            1,221
        Less deferred compensation -
            employee stock ownership plans                                      882               897              (15)
                                                                       ------------      ------------     ------------
     Total shareowners' investment                                           34,578            26,376            8,202
                                                                       ------------      ------------     ------------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT                          $    164,735      $    112,830     $     51,905
                                                                       ============      ============     ============

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                  (Dollars in Millions)

                                                                      12 Mos. Ended     12 Mos. Ended
Unaudited                                                                12/31/00          12/31/99          $ Change
---------                                                             -------------     -------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Income before extraordinary items                                      $     10,810      $      8,296      $      2,514
Adjustments to reconcile income before extraordinary
     items to net cash provided by operating activities:
        Depreciation and amortization                                        12,261             9,890             2,371
        Gains on sales of assets, net                                        (3,793)           (1,379)           (2,414)
        Mark-to-market adjustment for exchangeable notes                       (664)              664            (1,328)
        Employee retirement benefits                                         (3,340)           (1,707)           (1,633)
        Deferred income taxes                                                 3,434             2,148             1,286
        Provision for uncollectible accounts                                  1,409             1,133               276
        Income from unconsolidated businesses                                (3,792)             (511)           (3,281)
        Changes in current assets and liabilities, net of
           effects from acquisition/disposition of businesses                   469            (1,254)            1,723
        Other, net                                                              763                48               715
                                                                       ------------      ------------      ------------
           Sub-total                                                         17,557            17,328               229
        Income tax payments on the disposition of businesses                 (1,730)             (311)           (1,419)
                                                                       ------------      ------------      ------------
Net cash provided by operating activities                                    15,827            17,017            (1,190)
                                                                       ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                        (17,633)          (13,013)           (4,620)
Acquisitions and investments                                                 (2,247)           (5,219)            2,972
Proceeds from disposition of businesses                                       6,794             1,813             4,981
Investments in notes receivable                                              (1,024)               (1)           (1,023)
Net change in short-term investments                                           (221)              (97)             (124)
Other, net                                                                   (1,724)             (903)             (821)
                                                                       ------------      ------------      ------------
Net cash used in investing activities                                       (16,055)          (17,420)            1,365
                                                                       ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                            8,781             5,299             3,482
Repayments of long-term borrowings and capital lease obligations             (7,238)           (2,873)           (4,365)
Increase in short-term obligations,
     excluding current maturities                                             3,515             4,166              (651)
Dividends paid                                                               (4,421)           (4,227)             (194)
Proceeds from sale of common stock                                              576             1,166              (590)
Purchase of common stock for treasury                                        (2,294)           (2,037)             (257)
Other, net                                                                       33               238              (205)
                                                                       ------------      ------------      ------------
Net cash used in financing activities                                        (1,048)            1,732            (2,780)
                                                                       ------------      ------------      ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (1,276)            1,329            (2,605)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                2,033               704             1,329
                                                                       ------------      ------------      ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                               $        757      $      2,033      $     (1,276)
                                                                       ============      ============      ============

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------

                                                                                                 (Dollars in Millions)

                                    3 Mos. Ended  3 Mos. Ended                12 Mos. Ended  12 Mos. Ended
Unaudited                               12/31/00      12/31/99      % Change       12/31/00       12/31/99    % Change
---------                           ------------  ------------      --------  -------------  -------------    --------

OPERATING REVENUES
      Local services                    $  5,357      $  5,117           4.7       $ 21,368      $ 20,600          3.7
      Network access services              3,314         3,212           3.2         13,142        12,827          2.5
      Long distance services                 768           794          (3.3)         3,153         3,183         (0.9)
      Other services                       1,496         1,462           2.3          5,680         5,113         11.1
                                        --------      --------                     --------      --------
TOTAL OPERATING REVENUES                  10,935        10,585           3.3         43,343        41,723          3.9
                                        --------      --------                     --------      --------

OPERATING EXPENSES
      Operations and support               6,292         6,074           3.6         24,537        23,691          3.6
      Depreciation and amortization        2,287         2,105           8.6          8,752         8,200          6.7
                                        --------      --------                     --------      --------
TOTAL OPERATING EXPENSES                   8,579         8,179           4.9         33,289        31,891          4.4
                                        --------      --------                     --------      --------

OPERATING INCOME                        $  2,356      $  2,406          (2.1)      $ 10,054      $  9,832          2.3
OPERATING INCOME MARGIN                     21.5%         22.7%                        23.2%         23.6%
OPERATING CASH FLOW                     $  4,643      $  4,511           2.9       $ 18,806      $ 18,032          4.3
OPERATING CASH FLOW MARGIN                  42.5%         42.6%                        43.4%         43.2%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS
--------------------------------------------------------------------------------

                                       3 Mos. Ended  3 Mos. Ended              12 Mos. Ended  12 Mos. Ended
Unaudited                                  12/31/00      12/31/99    % Change       12/31/00       12/31/99    % Change
---------                              ------------  ------------    --------  -------------  -------------    --------

Switched access lines in service (000)
      Residence                              39,999       39,606          1.0         39,999        39,606          1.0
      Business                               22,242       21,701          2.5         22,242        21,701          2.5
      Public                                    661          697         (5.2)           661           697         (5.2)
                                           --------     --------                    --------      --------
Total                                        62,902       62,004          1.4         62,902        62,004          1.4
      DS0 Equivalents                        45,931       28,712         60.0         45,931        28,712         60.0
                                           --------     --------                    --------      --------
Total voice grade equivalents (000)         108,833       90,716         20.0        108,833        90,716         20.0
                                           --------     --------                    --------      --------

BRI ISDN lines (000)                          1,389        1,233         12.7          1,389         1,233         12.7
Resale & UNE-P Lines (000)                    3,543        1,772         99.9          3,543         1,772         99.9
Access minutes of use (in millions)          70,207       68,442          2.6        280,379       268,958          4.2
Long distance subscribers (000)               4,943        3,442         43.6          4,943         3,442         43.6

HIGH CAPACITY AND DIGITAL DATA
Data Revenue ($ in millions)
      Wideband transport                   $    946     $    735         28.7       $  3,551      $  2,717         30.7
      Fast packet and other                     470          335         40.3          1,653         1,220         35.5
      Data solutions                            235          227          3.5            794           685         15.9
                                           --------     --------                    --------      --------
TOTAL REVENUES                             $  1,651     $  1,297         27.3       $  5,998      $  4,622         29.8
                                           --------     --------                    --------      --------

DATA VOLUMES (000)
PRI ISDN                                      1,939        1,436         35.0          1,939         1,436         35.0
Frame Relay                                   1,649        1,115         47.9          1,649         1,115         47.9
ATM Cell Relay                                2,464        1,365         80.5          2,464         1,365         80.5

FOOTNOTE:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
VERIZON WIRELESS - SELECTED OPERATING RESULTS
--------------------------------------------------------------------------------

                                                                                                  (Dollars in Millions)

                                    3 Mos. Ended  3 Mos. Ended                12 Mos. Ended  12 Mos. Ended
Unaudited                               12/31/00      12/31/99      % Change       12/31/00       12/31/99     % Change
---------                           ------------  ------------      --------  -------------  -------------     --------

REVENUES
     Service revenues                   $  3,769      $  3,128          20.5       $ 13,139      $ 10,875          20.8
     Equipment                               315           373         (15.5)         1,097         1,061           3.4
                                        --------      --------                     --------      --------
TOTAL REVENUES                             4,084         3,501          16.7         14,236        11,936          19.3
                                        --------      --------                     --------      --------

OPERATING EXPENSES
     Operations and support                2,863         2,423          18.2          9,563         7,870          21.5
     Depreciation and amortization           816           778           4.9          2,894         2,648           9.3
                                        --------      --------                     --------      --------
TOTAL OPERATING EXPENSES                   3,679         3,201          14.9         12,457        10,518          18.4
                                        --------      --------                     --------      --------

OPERATING INCOME                        $    405      $    300          35.0       $  1,779      $  1,418          25.5

OPERATING CASH FLOW                     $  1,221      $  1,078          13.3       $  4,673      $  4,066          14.9
OPERATING CASH FLOW MARGIN                  32.4%         34.5%                        35.6%         37.4%


SELECTED OPERATING STATISTICS
Subscribers (000)                         27,505        23,791          15.6         27,505        23,791          15.6
Penetration                                   14%           12%                          14%           12%
Subscriber net adds in period (000)        1,223         1,155           5.9          3,704         3,105          19.3
Total churn rate, including prepaid          2.7%          2.6%                         2.5%          2.5%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

The Domestic Wireless financial information presented above is prepared for comparison purposes and reflects the operations acquired from Vodafone (AirTouch) in connection with the formation of the Verizon Wireless joint venture effective April 2000 and from SBC (Ameritech) in October 1999. The quarterly operating statistics shown above represent the Verizon Wireless joint venture. First quarter 1999 and first quarter 2000 financial results included in the year to date information above represent the combination of Bell Atlantic Mobile and GTE Wireless only. The 1999 financial results presented above do not include the consolidated results of the Upstate Cellular Network prior to its acquisition in December 1999. Amortization of intangible assets resulting from the formation of the Verizon Wireless joint venture was $372 million and $1,104 million for the fourth quarter and year ended December 31, 2000, respectively. Comparable 1999 amortization in the table above was $345 million and $1,035 million for the fourth quarter and year ended December 31, 1999, respectively.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
INTERNATIONAL - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------

                                                                                                   (Dollars in Millions)

                                      3 Mos. Ended  3 Mos. Ended                12 Mos. Ended  12 Mos. Ended
Unaudited                                 12/31/00      12/31/99      % Change       12/31/00       12/31/99    % Change
---------                             ------------  ------------      --------  -------------  -------------    --------

REVENUES
     Wireline                             $    215      $    201           7.0       $    758      $    740          2.4
     Wireless                                  325           252          29.0          1,218           974         25.1
                                          --------      --------                     --------      --------
TOTAL REVENUES                                 540           453          19.2          1,976         1,714         15.3
                                          --------      --------                     --------      --------

OPERATING EXPENSES
     Operations and support                    353           325           8.6          1,359         1,195         13.7
     Depreciation and amortization             102            86          18.6            355           264         34.5
                                          --------      --------                     --------      --------
TOTAL OPERATING EXPENSES                       455           411          10.7          1,714         1,459         17.5
                                          --------      --------                     --------      --------

OPERATING INCOME                          $     85      $     42         102.4       $    262      $    255          2.7

OPERATING CASH FLOW                       $    187      $    128          46.1       $    617      $    519         18.9
OPERATING CASH FLOW MARGIN                    34.6%         28.3%                        31.2%         30.3%

INCOME FROM UNCONSOLIDATED BUSINESSES     $    169      $    135          25.2       $    672      $    547         22.9


PROPORTIONATE INFORMATION
Revenues                                  $  1,546      $  1,489           3.8       $  6,118      $  5,467         11.9
Operating income                          $    368      $    341           7.9       $  1,489      $  1,283         16.1
Operating cash flow                       $    627      $    596           5.2       $  2,529      $  2,159         17.1

Access lines (000)                           3,877         4,021          (3.6)         3,877         4,021         (3.6)
Wireless subscribers (000)                   8,139         5,552          46.6          8,139         5,552         46.6

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.



--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------

                                                                                                   (Dollars in Millions)

                                      3 Mos. Ended  3 Mos. Ended                12 Mos. Ended  12 Mos. Ended
Unaudited                                 12/31/00      12/31/99      % Change       12/31/00       12/31/99    % Change
---------                             ------------  ------------      --------  -------------  -------------    --------

OPERATING REVENUES                        $  1,339      $  1,359          (1.5)      $  4,144      $  4,086          1.4


OPERATING EXPENSES
     Operations and support                    644           612           5.2          2,026         2,007          0.9
     Depreciation and amortization              18            20         (10.0)            74            76         (2.6)
                                          --------      --------                     --------      --------
TOTAL OPERATING EXPENSES                       662           632           4.7          2,100         2,083          0.8
                                          --------      --------                     --------      --------

OPERATING INCOME                          $    677      $    727          (6.9)      $  2,044      $  2,003          2.0

OPERATING CASH FLOW                       $    695      $    747          (7.0)      $  2,118      $  2,079          1.9
OPERATING CASH FLOW MARGIN                    51.9%         55.0%                        51.1%         50.9%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items. Intercompany and intersegment transactions have not been eliminated.